UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2022

HERITAGE COMMERCE CORP

(Exact name of registrant as specified in its charter)

California	000-23877	77-0469558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

224 Airport Parkway, San Jose, California	95110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 947-6900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, No Par Value	HTBK	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, effective September 15, 2022, Walter T. Kaczmarek retired as President and Chief Executive Officer of Heritage Commerce Corp (the “Company”) and as Chief Executive Officer of the Heritage Bank of Commerce (the “Bank”). Effective September 15, 2022, Robertson “Clay” Jones, Jr. assumed the positons of President and Chief Executive Officer of the Company and the Bank. Mr. Kaczmarek will remain on the Board of Directors of the Company and the Bank. Mr. Kaczmarek holds 78,734 shares of restricted stock which vested on September 15, 2022 with the appointment of a new Chief Executive Officer.

Board of Directors/New Director

The bylaws of the Company and the Bank provide that the number of directors shall not be less than 9 and not more than 15 with the specific number set from time to time by their respective Board of Directors by resolution. At its regular meeting on September 15, 2022, the Board of Directors of the Company and the Bank increased the number of directors from 11 to 12 to take effect immediately. The Board then elected Mr. Jones to the Board of the Company and the Bank to take effect immediately.

Executive Contract

The Board of Directors of the Company upon recommendation of its Personnel and Compensation Committee (the “Compensation Committee”) approved a new employment contract for Mr. Jones. The agreement is effective September 15, 2022. The employment agreement is for one year and is automatically renewed for one year terms. Under the agreement, Mr. Jones will receive an annual salary of $560,000 with annual increases, if any, as determined by the Compensation Committee annual review of executive salaries.

Mr. Jones also received a stock award of 25,000 shares of restricted stock which vest ratably over three years subject to accelerations on a change of control.

Mr. Jones will be eligible to participate in the Company’s Management Incentive Cash Bonus Plan and the Company’s 2013 Equity Incentive Plan. Mr. Jones will continue to participate in the Company’s 401(k) plan, under which he may receive matching contributions up to $3,000. The Company will provide group life, health, accident and disability insurance coverage for himself and his dependents at no cost to him. Mr. Jones will receive an automobile allowance in the amount of $1,000 per month. The Comapany will provide Mr. Jones life insurance coverage in the amount of two times his salary not to exceed $700,000. He will also be provided with long term care insurance, with a lifetime benefit of up to $72,000.

If Mr. Jones’ employment is terminated without cause or he resigns for good reason (as defined in the agreement), he is entitled to a lump sum payment equal to two times his base salary and his average annual bonus in the last three years. If Mr. Jones’ employment is terminated or he resigns for good reason 120 days before, or within two years after, a change of control (as defined in the agreement), he will be paid a lump sum of 2.75 times his base salary and average annual bonus in the last three years. If Mr. Jones’ employment is terminated by the Company without cause, his participation in group insurance coverage will continue on at least the same level as at the time of termination for a period of 12 months from the date of termination. If Mr. Jones’ employment is terminated by the Company as a result of a change in control, or he resigns for a good reason as a result of a change in control, these benefits will continue for a period of 24 months from the date of termination. Additionally, following the termination of his employment, Mr. Jones has agreed to refrain from using trade secrets or proprietary information in certain activities that would be competitive with the Company.

The forgoing is only a summary of Mr. Jones’ employment contact. Reference is made to Mr. Jones’ employment contract which is included in this report as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(D) Exhibits.

10.1	Robertson “Clay” Jones, Jr. employment agreement, dated September 15, 2022
104	Cover Page Interactive Data File (embedded within XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 16, 2022

Heritage Commerce Corp

By:	/s/ Lawrence D. McGovern
Lawrence D. McGovern
Executive Vice President and Chief Financial Officer